                                                                    EXHIBIT 4.17

                                    AGREEMENT

          MADE AND EXECUTED IN TEL AVIV, THIS 2ND DAY OF JANUARY, 2008

BETWEEN:       1. JACOB GINSBERG, I.D. 007765191
                  of 4 Shaul Avigur St., Tel Aviv

               2. AMIRAM GUY, I.D. 00303530-0
                  of 19 Stephan Zweig St., Tel Aviv
                  (hereinafter jointly: "THE SHAREHOLDERS")

                                                               OF THE FIRST PART

AND:              SHAMIR SALADS 2006 LTD., CORPORATE NO. 513789818
                  of 8 Shoham St., Barkan Industrial Zone
                  (hereinafter: "THE COMPANY")

                                                              OF THE SECOND PART

AND:              G. WILIFOOD INTERNATIONAL LTD. PUBLIC CORPORATE NO. 520043209
                  of 4 Nahal Harif St., Yavne
                  (hereinafter: "THE PURCHASER")

                                                               OF THE THIRD PART

WHEREAS        The Company is a private company carrying on the business of salad production and marketing and has expertise and a reputation in the field of salad production and marketing to consumers; and

WHEREAS        The Company is wholly-owned by the Shareholders; and

WHEREAS        The Purchaser is a publicly-traded company on the Nasdaq and is engaged, inter alia in the marketing and sale of various food products; and

WHEREAS        The Purchaser is desirous of contracting with the Company and the
               Shareholders, and the Company and the Shareholders are desirous of contracting with the Purchaser by this Agreement whereby the
               Purchaser will purchase and hold 51% of the issued and paid up share capital of the Company in a manner whereby the Purchaser will be the effective controlling party of the Company, all in the manner and according to the terms and conditions hereinafter set forth;

     IT IS THEREFORE DECLARED, STIPULATED AND AGREED BETWEEN THE PARTIES AS
     FOLLOWS:

1. GENERAL

     1.1  The preamble and the Appendices hereto constitute an integral part hereof. Appendices that have not been appended to the Agreement on the date of the execution thereof will be appended thereafter, by not later than the Closing Date (as hereinafter defined).

     1.2  The headings to the clauses have been set out for ease of reference only and will not be binding nor be applied in the interpretation of this Agreement.

     1.3  In this Agreement, each of the following terms will bear the meanings set out opposite them:

"THE SHARES         44 ordinary NIS 1.00 par value shares each of the Company;
SOLD"

"THE ALLOTTED       98 ordinary NIS 1.00 par value shares each of the Company;
SHARES"

"THIRD-PARTY        any pledge, charge, mortgage, attachment, levy, lien,
RIGHT"              preferential right, right of refusal, option, the right to tag along on a sale, negative pledge and any other or
                    additional third party right of any kind whatsoever that may restrict or limit or infringe the property and/or use of any asset.

"CLOSING DATE"      7 days after the date on which the last of the conditions
                    set out in clause 5.1 hereof will have been complied with, or on such later date as will be agreed upon between the
                    parties in writing.

"THE INTERIM        the period commencing on the date of the execution of this
PERIOD"             Agreement and expiring on the Closing Date.

"DISCLOSURE         the Disclosure Appendix attached as APPENDIX 2 hereto.
APPENDIX"

"MATERIAL           any agreement and/or transaction and/or engagement to which
AGREEMENT",         the Company is a party, whether verbal or in writing, and
"MATERIAL           being valid as of the date of the execution of this
CONTRACT" OR        Agreement, and which is material to the Company's businesses
"MATERIAL           currently conducted and/or that the Company intends to
TRANSACTION"        conduct in the future, including, but without derogating
                    from the foregoing, agreements that relate to a financial
                    liability exceeding NIS 100,000 in any one year.

"LEGAL              civil, criminal or administrative legal proceedings in
PROCEEDINGS"        Israel or abroad, including proceedings by way of
                    arbitration, mediation or compromise before also any
                    competent instance other than a court, as well as any notice in respect of which a real possibility of such proceedings being instituted arises.

"INDIRECTLY"        includes, but not merely, by means of any other person,
                    company, partnership or body or other legal entity,
                    including as representative, agent, employee, beneficiary, service-provider, shareholder or otherwise or body corporate that holds or is held by any of them, or in any other
                    manner.

"HOLDING"           within the meaning of the Securities Law, 5728-1968.
"CONTROL"
"INTERESTED PARTY"

"SOX"               In English the Sarbanes-Oxley Act of 2002 (Pub.L. No.
                    107-204, 116 STAT. 745).

"ACCOUNTING         EITF 16-96.
STANDARDS"

"THE COMPANIES      the Companies Law, 5759-1999.
LAW"

2.   REPRESENTATIONS AND DECLARATIONS OF THE SHAREHOLDERS AND THE COMPANY

     The Shareholders and the Company jointly and severally, declare, acknowledge and undertake towards the Purchaser that as of the date of this
     Agreement and as of the Closing Date, as follows:

     2.1  STATUTORY DOCUMENTS AND MANAGEMENT OF THE COMPANY

          2.1.1 The Company was duly incorporated on January 31, 2006, as a private company according to the Companies Law, 5759-1999.

          2.1.2 The Company is registered with the Registrar of Companies as an active company; no act has been made by the Company and/or its
               Shareholders and/or by any other party, in the past or the present, for the winding up and/or receivership thereof and/or to strike it from the records of the Registrar of Companies, nor is any intention to do any of the foregoing known.

          2.1.3 The statutory documents comprising the up-to-date, certificate of incorporation and articles of association of the Company, are attached hereto as APPENDIX 2.1.3.

          2.1.4 The minute book of the Company which was delivered to the
               Purchaser's legal advisors contains full and true copies of all the resolutions that have been passed by any of the Company's organs since its incorporation. The Company's books have been kept in accordance with the law, including the Companies Law.

          2.1.5 The Company, its directors and the Shareholders will by, and as of the Closing Date, execute all the acts required and adopt all the resolutions and approvals necessary for the Company and the
               Shareholders to enter into this Agreement and for performing and completing the Agreement, the operations and transactions
               described therein and their undertakings thereunder, including the transfer of shares from the Shareholders to the Purchaser and duly allotting shares to the Purchaser in accordance with this
               Agreement, and according to the Company's documents of
               incorporation, including the registration thereof in the register of members and the issue of share certificates. The Company and the Shareholders are fully empowered and authorized as required to sign this Agreement and effect and complete their undertakings under the Agreement and the Appendices thereto, and this
               Agreement constitutes a lawful obligation of, and is binding upon, the Company and the Shareholders in accordance with its terms. The execution and performance of this Agreement as stated
               do not require registration or the receipt of any approval from any sovereign or other body that has not been received, and do not contradict or deviate from the statutory documents of the
               Company, or any contract, undertaking or restriction to which, or subject to which the Company and/or the Shareholders are a party.

          2.1.6 The managing directors of the Company are Mr. Amiram Guy and Mr.
               Jacob Ginsberg.

          2.1.7 The general signature rights of the Company are as set out in
               APPENDIX 2.1.7.

     2A.1 PURCHASE OF THE ASSETS AND ACTIVITY OF SHAMIR SALADS INDUSTRIES LTD.

          The Company acquired, in January 2006, the activity and assets of
          Shamir Food Industries Ltd., public company No. 520040403
          (hereinafter: "SHAMIR FOOD INDUSTRIES LTD.") within the framework of winding up proceedings of Shamir Food Industries Ltd., as set out below in this clause:

          2A.1.1 Fixed equipment of Shamir Food Industries Ltd., as set out in the appraisal attached hereto as APPENDIX 2A.1.1, it being clarified that part of the equipment has been sold/replaced in the ordinary course of business;

          2A.1.2 Goodwill, including all the goodwill relating to the fields of business of Shamir Food Industries Ltd.;

          2A.1.3 All intellectual property of Shamir Food Industries Ltd., including all the trade marks; the right to use the name 'Shamir
               Salads', the trade names; merchandise marks; brand names;
               customer list; backlog of customer orders;

          2A.1.4 All rights of Shamir Food Industries Ltd., according to written or oral agreements;

          2A.1.5 The rights and obligations of Shamir Food Industries Ltd., by virtue of the lease agreements between it and the owners of the properties in which the Company's factory is situated in the
               Barkan Industrial Zone having an area of some 4,200 sq. meters;
               and also by virtue of a lease agreement of the distribution center of Shamir Food Industries Ltd., that is located in Haifa.

          2A.1.6 The stock of products and raw materials of Shamir Food
               Industries Ltd.;

               The above rights and assets will be hereinafter called:- "THE
               SHAMIR ACQUIRED ACTIVITY".

               The Shamir Acquired Activity was transferred to the Company's full and exclusive ownership the same being, in all its
               components, free and clear of all and any Third-party Rights and remains vested in the full and exclusive ownership of the
               Company.

               The purchase of all the activity and assets of Shamir Food
               Industries Ltd., by the Company as set out in this clause above will be hereinafter called:- "THE AGREEMENT TO PURCHASE THE
               ASSETS OF SHAMIR FOOD INDUSTRIES LTD.".

               The Shareholders and the Company declare that the Agreement to
               Purchase the Assets of Shamir Food Industries Ltd., received on
               January 29, 2006, the absolute and final approval of the Tel Aviv
               District Court and that such decision has not been varied in any manner or form whatsoever.

     2.2  LICENSES AND PERMITS

          2.2.1 Subject as provided in clause 2.2.2 hereof, the Company holds all the concessions, permits, licenses and any like authorization that is required to conduct and operate its activity, including, without derogating from the foregoing, those required for the purpose of the manufacture, storage and marketing by the Company and there is nothing to prevent the renewal thereof. All licenses are in full force and effect and the Company has not infringed any of them nor has it received notice of such infringement of any of the licenses or other like authorization that are Material to its business and/or its rights and/or assets and/or which could adversely and materially affect any of the foregoing and/or damage or impinge on the manufacturing and marketing activities of the Company and the execution and performance of this
               Agreement do not infringe and/or derogate from and/or prejudice any of the licenses and/or lead to the revocation or termination thereof.

          2.2.2 The Company does not currently hold a business license and manufacturer's license in relation to its manufacturing plant in
               Barkan. The Company and the Shareholders estimate that such licenses will be obtained within a short time and are currently in the course of discussion with the authorities on the subject.
               CLAUSE 2.2.2 OF THE DISCLOSURE APPENDIX attached hereto contains details of the circumstances describing the reasons for the absence of such business license and manufacturer's license as well as the activity that has been done until now and which is required to obtain them.

          2.2.3 Without derogating from that stated in clause 2.2.2 above, the
               Company complies with all the operating conditions required by the Ministry of Health and the local authority for carrying on the Company's business as well as all the conditions that are required by the various kashrut authorities (including the
               Rabbinate and BADATZ of the HAREDI community and they
               declare that the Company will continue to meet such conditions also after the Closing Date.

     2.3  REGISTERED AND ISSUED SHARE CAPITAL

          2.3.1 The registered share capital of the Company is 10,000 Shekels divided into 10,000 ordinary shares of NIS 1.00 par value each.
               The issued share capital of the Company is 270 ordinary shares divided into 180 ordinary of NIS 1.00 shares par value each that are held by the two Shareholders in equal shares (hereinafter:
               "THE ISSUED SHARES") and 90 ordinary NIS 1.00 par value shares each that are in the ownership of the Company and which are dormant shares within the meaning of section 308 (a) of the
               Companies Law, 5759-1999 (hereinafter: "THE DORMANT SHARES"). As of the Closing Date the Dormant Shares are owned by the Company and have not been transferred and/or disposed of by the Company and do not confer any right whatsoever, either on any of the
               Shareholders or on any third party. The purchase of the Dormant
               Shares was effected in accordance with the law, and pursuant to the provisions of the Companies Law. The Company will take action to cancel the Dormant Shares to the extent this is possible with the prior concurrence of the Purchaser.

          2.3.2 The Issued Shares and the Dormant Shares jointly constitute 100%
               of the issued and paid up share capital of the Company and save for those shares, no third party, including, without derogating from the generality of the foregoing, any of the Shareholders, has any share of the Company and/or any right to any kind
               whatsoever to receive shares of the Company, with the exception of the Purchaser's rights according to this Agreement.

          2.3.3 The Shareholders are the sole owners of the Issued Shares and all the rights therein and the Issued Shares are free and clear of all Third-Party-Rights. Without derogating from the generality of the foregoing, the Shareholders declare and undertake that the charge over the Issued Shares that is registered in favour of Tao
               Yield Ltd., is not valid and that they will take action to remove the same at the Registrar of Pledges immediately after the execution of this Agreement and not later than the Closing Date.

          2.3.4 IMMEDIATELY AFTER THE CLOSING DATE AND SUBJECT AS PROVIDED IN
               THIS AGREEMENT, THE ISSUED AND PAID UP SHARE CAPITAL OF THE
               COMPANY WILL BE 368 ORDINARY SHARES OF NIS 1.00 PAR VALUE EACH
               DIVIDED AS FOLLOWS:

               142 ORDINARY SHARES OF NIS 1.00 PAR VALUE EACH THAT ARE HELD BY
               THE PURCHASER AND WHICH CONSTITUTE 51% OF THE AGGREGATE ISSUED
               SHARE CAPITAL OF THE COMPANY (WITH THE EXCEPTION OF THE DORMANT
               SHARES).

               136 ORDINARY SHARES OF NIS 1.00 PAR VALUE EACH THAT ARE HELD BY
               THE SHAREHOLDERS IN EQUAL SHARES AND WHICH CONSTITUTE 49% OF THE
               AGGREGATE ISSUED SHARE CAPITAL OF THE COMPANY (WITH THE EXCEPTION
               OF THE DORMANT SHARES).

               And in addition, 90 Dormant Shares, as described above.

          2.3.5 The issued share capital of the Company is fully paid up and the
               Company has not issued any other shares, options or other
               securities that confer or which may confer on any person voting, management or other rights of the Company.

          2.3.6 The Company and the Shareholders have not undertaken orally and/or in writing to allot and/or transfer and/or sell to any person rights in the Company including shares or options to purchase shares, securities, convertible securities and
               debentures of the Company (except for the Company's undertaking to allot the Allotted Shares and/or transfer the Shares Sold under this Agreement), and no undertaking whatsoever, whether oral or in writing of the Company and/or the Shareholders to allot other shares or other securities of the Company to any third party exists, including the Company's employees, and no option or other right to acquire shares or securities of the
               Company has been granted to any third party.

          2.3.7 The Shares Sold and the Allotted Shares will, at the time of their issue and transfer on the Closing Date into the Purchaser's name and possession as set out in this Agreement be lawfully transferred, fully paid up and free of all and any debts,
               actions, charges, pledges, attachments, trusts or any other
               Third-party or other right and will be duly registered in the name of the Purchaser in the register of shareholders of the
               Company and with the Registrar of Companies. To the extent any consent is required from the Shareholders to issue and allot the
               Allotted Shares to the Purchaser under this Agreement, the
               Shareholders by signing this Agreement, hereby grant such
               consent. For the avoidance of any doubt, the Shareholders hereby waive any preferential right whatsoever in relation to the
               Allotted Shares and the Shares Sold.

          2.3.8 As from the Closing Date, the Shares Sold and the Allotted
               Shares will confer upon the Purchaser all the rights that are conferred on a shareholder in the Company who holds fully-paid-up ordinary shares of the Company, as set out in the Company's articles.

     2.4  DIVIDEND

          From the date of its incorporation, the Company has not distributed dividend of any kind whatsoever to its Shareholders. The parties to this Agreement agree that the Company will endeavour to maintain a dividend distribution policy whereby the Company will distribute some
          33% of its profits that are available for distribution as dividend, each year.

     2.5  BOARD OF DIRECTORS

          2.5.1 The sole directors of the Company currently serving as of the date of the execution of this Agreement are Mr. Jacob Ginsberg and Mr. Amiram Guy (hereinafter: "THE DIRECTORS"). The Directors were lawfully appointed pursuant to the statutory documents of the Company.

          2.5.2 The Company has no agreements, undertakings or understandings in writing or verbal in connection with any remuneration or payment that will be paid to the Directors of the Company by virtue of their position as such. In addition, save as set out in this
               Agreement and in the articles of the Company attached hereto as
               APPENDIX 2.1.3, the Company has no written or verbal agreements, undertakings or understandings relating to the appointment of other directors of the Company.

     2.6  FINANCIAL REPORTS

          2.6.1 The audited financial reports of the Company as of December 31,
               2006 (including a balance sheet and profit and loss statement)
               are attached hereto as APPENDIX 2.6.1A (hereinafter: "THE ANNUAL
               FINANCIAL REPORTS"), and the quarterly reviewed financial reports of the Company as of September 30, 2007, are attached hereto as
               APPENDIX 2.6.1B(hereinafter: "THE REVIEWED REPORTS") (the Annual
               Financial Reports and the Reviewed Reports being hereinafter called: "THE FINANCIAL REPORTS"). The Financial Reports have been drawn pursuant to accepted accounting principles in Israel for private companies of the Company's type and consistently for the previous years and that such Reports fully and properly and accurately reflect, in accordance with accepted accounting principles the position of the assets, rights and liabilities, debts, capital and business results of the Company as of the dates mentioned above, as appropriate.

          2.6.2 The Company has no debt or undertaking whether crystallised or not, directly or indirectly, which the Company ought to have included in the Financial Reports pursuant to accepted accounting rules in Israel and which have not been included therein.

          2.6.3 Save as set out in CLAUSE 2.6.3 OF THE DISCLOSURE APPENDIX
               attached hereto, during the period commencing from September 30,
               2007, (hereinafter: "THE DATE OF THE FINANCIAL REPORTS"): (1) no material change has occurred in the financial position or assets of the Company; (2) no change has occurred that adversely and materially affects or which might affect the businesses of the
               Company, its assets, undertakings, capital or business results as they are reflected in the Financial Reports; (3) no transactions other than in the ordinary course of business of the Company have been made; (4) no key employee has left the Company or given notice of his intention to leave since that date; (5) no
               significant change has occurred in the salary or working
               conditions of any of the Company's employees nor have any new employees been recruited whose terms of employment are at
               variance with that customary in relation to the Company's
               remaining employees; (6) the Company has not waived any right or debt whatsoever to the Company's benefit; (7) no change or amendment has been made to any agreement or arrangement to which the Company is party; and (8) no Third-party Rights have been granted over the Company's assets. Since the Date of the
               Financial Reports the Company has not become party to any
               irregular transaction nor has any business been carried on between the Company and interested parties in the Company and no monies whatsoever from the Company have been drawn by its
               Shareholders (and/or any interested parties therein) and/or by interested parties therein (directly or indirectly, nor has any resolution been passed whereby interested parties in the Company are entitled to draw any monies from the Company and all of its businesses have been conducted in the ordinary course of
               business. Irregular transaction' for the purposes of this clause bears the meaning ascribed thereto in the Companies Law.

          2.6.4 The debts to the Company are as set out in the Financial
               Reports. As of the date of this Agreement, no cause has arisen for the non-payment, setoff or reduction of any of the above debts nor is the Company aware of any refusal on the part of the debtors to pay their respective debts to the Company or of any defense that is available to any of them against the making of the payment or performance thereof on due date.

     2.7  AGREEMENTS; SUPPLIERS AND RETAILERS

          2.7.1 Save for the agreements and/or transactions set out in the schedule attached in CLAUSE 2.7.1 OF THE DISCLOSURE APPENDIX attached hereto, the Company and/or the Shareholders (in
               connection with the Company), are not a party, whether in writing or verbally, to any Material Agreement, Material Engagement or
               Material Transaction or any proposal for a Material Transaction and as of the date of the execution of this Contract, the Company is not in the course of negotiating in relation to the entering into of any other Material Agreement.

          2.7.2 The Material Agreements and/or Engagements and/or Transactions
               have not been breached by the Company and, to the best of the
               Company's and Shareholders' knowledge, no claim on the part of the other parties to the Material Agreements exists against the
               Company; and the signature of this Agreement and/or the allotment of the Allotted Shares and/or the transfer of the Shares Sold to the Purchaser does not amount to a breach of the Material
               Agreements and/or any ground for the rescission and/or
               termination thereof.

          2.7.3 CLAUSE 2.7.3 OF THE DISCLOSURE APPENDIX attached hereto contains a list of all the suppliers, customers and retailers of the
               Company, the working conditions with them and extent of the work with them.

     2.8  ASSETS

          2.8.1 The tangible assets and material equipment set out in CLAUSE
               2.8.1 OF THE DISCLOSURE APPENDIX attached hereto (hereinafter:
               "THE ASSETS AND EQUIPMENT") constitute a full description of the
               Assets and Equipment that are OWNED by the Company and that the
               Assets and the Equipment are fully owned by the Company and free and clear of all and any Third-party Right except for the charges set out in clause 2.10 hereof.

          2.8.2 CLAUSE 2.8.2 OF THE DISCLOSURE APPENDIX attached hereto constitutes a full and true list of all the Assets, including, without limitation, real estate assets (hereinafter: "THE LEASED
               PROPERTIES"), that are used by or which the Company has a right to use and which ARE NOT OWNED by the Company. CLAUSE 2.8.2 OF
               THE DISCLOSURE APPENDIX ATTACHED CONTAINS DETAILS REGARDING THE
               NAMES OF THE LESSORS, LANDLORDS OR OWNERS OF THE ABOVE
               PROPERTIES. THE ASSETS DESCRIBED IN CLAUSE 2.8.2 OF THE
               DISCLOSURE APPENDIX ARE FREE AND CLEAR OF ALL THIRD-PARTY RIGHTS
               EXCEPT FOR THE CHARGES DETAILED IN CLAUSE 2.10 HEREOF.

          2.8.3 All the Assets mentioned in Clauses 2.8.1-2.8.2 above
               (hereinafter: "THE EXISTING COMPANY ASSETS") are free and clear of all and any debts, demands, charges, pledges, mortgages and
               Third-party Rights (subject to the charges mentioned in clause
               2.10.2 of the Disclosure Appendix) (save as set out above), and no cause of action whatsoever exists that would prevent or limit by agreement or law the use of all of those Assets, after the
               Closing Date. The Existing Company Assets mentioned constitute all the assets that are required for the purpose of carrying on the Company's business as they exist and as it intends carrying them on in the near future.

          2.8.4 INTELLECTUAL PROPERTY

               2.8.4.1 CLAUSE 2.8.4 OF THE DISCLOSURE APPENDIX attached hereto constitutes a full and true list of all the Intellectual
                    Property, including trade marks, trade secrets, patents, to the extent they exist, whether registered or unregistered, and which are owned by the Company (hereinafter: "THE
                    INTELLECTUAL PROPERTY"). CLAUSE 2.8.4 OF THE DISCLOSURE
                    APPENDIX attached hereto sets out the date of the
                    registration, to the extent the Intellectual Property has
                    been registered, the date of lapse as well as every
                    important particular regarding restrictions or permits to
                    use the Intellectual Property.

               2.8.4.2 The Shareholders declare that the Company is the
                    exclusive owner of the Intellectual Property, including, and without limitation, the trade marks 'Shamir Salads';
                    'Shamir'; 'Shamir Salads Family of Salads'; and 'Shamir AL
                    HAKEFAK', in all of their forms of use in the field of
                    salads, spreads and HOUMUS cooked and processed products
                    (hereinafter: "THE TRADE MARKS").

                    Without derogating from the foregoing, the Shareholders and the Company hereby declare that notwithstanding the fact
                    that registration of the title to the Trade Marks has yet to be transferred at the Registrar of Trade Marks in the
                    Company's name, and the party who is registered as
                    proprietor of the Trade Marks, if it is registered, is
                    Shamir Food Industries Ltd., (and from whose liquidator the
                    Company acquired all of its assets, including its Trade
                    Marks), the Trade Marks belong to and are in the full
                    ownership of the Company. The Company and the Shareholders will use their best endeavours to register the Trade Marks that belong to the Company, in its name, and will further
                    use their best efforts to transfer and register in the
                    Company's name all the Trade Marks that belonged to Shamir
                    Food Industries Ltd., to the extent there are such, by the
                    Closing Date.

               2.8.4.3 The Company has received no notice from any third party claiming the infringement or expected infringement of any
                    patent, Trade Mark, service mark, trade name, copyright or professional secret or other proprietary rights of any
                    person or other body. The Company has not infringed and is not infringing the trade marks and names and/or copyright
                    and/or other intellectual property rights of any other
                    parties.

                                       10

     2.9  LEASER

          2.9.1 All the real estate properties held by the Company are held on a lawful lease and according to the leases set out in the schedule attached in CLAUSE 2.9.1 OF THE DISCLOSURE APPENDIX attached hereto (hereinafter:- "THE LEASES").

          2.9.2 No fundamental breach of the Leases has been committed by the
               Company and, to the best of the Shareholders' knowledge, no claim exists on the part of the counterparties to the Leases against the Company and the signature of this Agreement and the sale and allotment of the Allotted Shares and/or the sale and transfer of the Shares Sold to the Purchaser shall not constitute a breach of the Leases and/or lead to the termination thereof and/or to any of the conditions of the Leases being varied.

     2.10 CHARGES/GUARANTEES/LOANS

          2.10.1 The Company has not guaranteed on behalf of the Shareholders or any other parties whatsoever nor has it granted on the
               Shareholders' and/or other parties' behalf any charges or
               securities to secure debts and liabilities other than that of its own. Save as set out in CLAUSE 2.10.1 OF THE DISCLOSURE APPENDIX
               attached hereto, no guarantees and/or securities and/or indemnity letters exist that have been given by the third parties on the
               Company's behalf. The Company has no liabilities for indemnity or compensation, save as set out in this Agreement and the
               Appendices thereto.

          2.10.2 As of the Closing Date, no Third-Party rights exist over the
               Company's assets nor will any liability exist to grant such
               Third-Party Rights, save for the charges in favour of the banks set out in CLAUSE 2.10.2 OF THE DISCLOSURE APPENDIX attached hereto. The signature of this Agreement, performance thereof and the allotment of the Shares Allotted and/or the transfer of the
               Shares Sold to the Purchaser will not give rise to any ground for exercising or accelerating any Third-Party Rights.

          2.10.3 The Shareholders declare that they have provided personal guarantees to suppliers and banks for the performance of the
               Company's undertakings. Details of the guarantees and extent thereof are set out in CLAUSE 2.10.3 OF THE DISCLOSURE APPENDIX
               attached hereto.

          2.10.4 The Shareholders declare that they have made every effort to disclose to the Purchaser all and any information and/or document regarding all of the personal guarantees that they have signed as stated above. Notwithstanding this, it is agreed that if,
               following a mistake made in good faith isolated guarantees have been overlooked which are not material, and on condition that they were signed in good faith prior to the date of the execution of this Agreement, clause 3.3 below, whereby the Purchaser will indemnify the Shareholders in respect of those guarantees to the extent of its share in the Company, as provided in this Agreement will similarly apply to such general guarantees.

                                       11

          2.10.5 The Shareholders declare that they advanced for the benefit of the Company a loan in the sum of NIS 3.5 million (hereinafter:
               "THE OWNERS', LOAN"), as set out in the Financial Reports, such sum bearing no linkage and/or increments whatsoever. The parties agree that the maturity date of the Owners' Loan will fall immediately after the transfer of the Advance (as hereinafter defined) to the Company (hereinafter: "THE OWNERS' LOAN REPAYMENT
               DATE"). For the avoidance of any doubt it is clarified that the
               Company will, on the Owners Loan Repayment Date, repay the
               Owners' Loan in full (that is: NIS 3.5 million).

     2.11 TAX ASSESSMENTS

          2.11.1 The Company has completed and filed on due date all the returns required according to the tax legislation in Israel. No
               litigation and/or dispute or negotiations between the Company or the tax authorities exist that pertain to any tax assessments of the Company for any terminated fiscal year, and neither the
               Company or the Shareholders are aware of facts that could cause any litigation or dispute between the Company and the tax
               authorities with respect to the self-tax assessments that they filed with the tax authorities. The Company has fulfilled all the requirements to which it was subject as prescribed in the tax laws in Israel, including income tax, VAT, Land Appreciation Tax, to the extent it applies. The Company has paid all and any taxes, levies or fees that it was required to pay by law.

          2.11.2 Adequate provision has been made in the Financial Reports for all the as-yet-unpaid tax liabilities by the Company as of the date of the Reports.

          2.11.3 The Company has given all the notices that it is required or bound to give by law to every sovereign body. The Company has paid all the necessary payments required by law to every
               sovereign authority.

          2.11.4 The Company is not behind in filing any material statement or payment with the tax authorities by law.

     2.12 EMPLOYEES AND CONSULTANTS

          2.12.1 IN CLAUSE 2.12.1 OF THE DISCLOSURE APPENDIX attached hereto are set out all the employees and consultants employed by the Company
               ("THE COMPANY'S EMPLOYEES") with the statement of their names, description of functions and details of the date of the
               commencement of each employee's employment, the amount of his/her gross salary, outstanding vacation leave due, the details of severance pay reserves on behalf of the particular employee and details regarding any other benefit that he/she receives,
               including pension fund, in-house training funds and the like. The
               Company fulfils all statutory requirements in connection with the working conditions of all of the Company's employees. Some of the
               Company's employees described in clause 2.12.1 of the Disclosure
               Appendix are signed up on employment agreements that contain non-disclosure and non-competition undertakings.

                                       12

          2.12.2 The Company has made, as of the date of the Financial Reports, all the payments and provisions required in the Financial Reports in respect of all of the Company's employees, including in respect of the appointment of the Shareholders and/or any of the members of their families, fully and punctually in accordance with any agreement and law, including all the payments that are required and the provisions necessary in respect of severance pay, vacation, providence pay, national insurance, provident funds, manager's insurance, pension funds and in-house training funds, acclimatisation period, bonuses and prior notices; and the
               Company has no liabilities as of the date of the above Financial
               Reports in respect of payments to any of the Company's employees including the Shareholders and any of the members of their family mentioned above that has not been expressed in the Financial
               Reports. Such provisions in the Financial Reports cover the full amount of the Company's liabilities in respect of the termination of employer-employee relationships.

          2.12.3 As from the date of the Annual Financial Reports, the Company has deposited and/or made the required accounting provision to cover the above liabilities for the period mentioned and no change in such liabilities of the Company has been made. In addition, the Company has fully paid (or made appropriate
               provision in the Financial Reports) for all the payments on behalf of all the Company's employees, including national
               insurance contributions, income tax deductions at source and the like.

          2.12.4 The Company was not and is not party to any labour disputes and/or any collective wage agreement. The Company's employees have no right in relation to the Company's assets or any of them, including its Intellectual Property assets.

          2.12.5 Without derogating from the foregoing, the Company and the
               Shareholders declare that the Company has no debts and/or
               liabilities to pay any sum whatsoever to any of its employees, including all the required payments and necessary provisions in respect of severance pay, vacation, provident payments, national insurance, pension funds, managers insurance, pension funds and in-house training funds, acclimatisation period, bonuses and prior notice, in respect of the employment of any of its
               employees by Shamir Salads Food Industries Ltd., during the period preceding the purchase of the assets of Shamir Salads Food
               Industries Ltd., by the Company.

     2.13 LEGAL PROCEEDINGS

          2.13.1 No legal proceedings are pending against the Company and the
               Company is not an accused, defendant or respondent as of the present in any legal proceeding except for the legal proceedings set out in CLAUSE 2.13.1 OF THE DISCLOSURE APPENDIX annexed hereto (in this Agreement - "THE EXISTING LEGAL PROCEEDINGS").

          2.13.2 There are no judgments or decisions that exist and are binding the Company that have not been performed or remain to be
               executed, and no attachments over its assets have been imposed nor is it aware of an intention to file or institute any legal proceeding against the Company, and no notice has been received in connection therewith, and to the best of its knowledge, there is no cause for any such proceeding.

                                       13

          2.13.3 Save as set out in clause 2.13.3 of the DISCLOSURE APPENDIX, no ground exists for any action against the Company and no demands of any kind whatsoever have been received, and to the best of the
               Company's knowledge, no investigation by any authority (or intention to launch the same) is pending, and no such proceedings are anticipated.

          2.13.4 Save for the Third-party Rights by virtue of the Material
               Contracts and Engagements set out in this Agreement and mentioned in the Disclosure Appendix, and except for the creditors
               described in the Financial Reports, no third parties whatsoever have any rights against the Company nor are they aware of any action or demand of any third party in connection with such rights or ground for such action or demand, including any claim or demand of any sovereign authorities (except for the legal proceedings mentioned above), with the exception of demands in the ordinary course of business of the Company that do not materially affect the Company's business.

          2.13.5 They are not aware of any attachment that has been imposed over the property of the Company.

          2.13.6 Save as set out in CLAUSE 2.13.6 OF THE DISCLOSURE APPENDIX
               ATTACHED HERETO, the Company is not a plaintiff or applicant in any legal proceeding in the courts in Israel or abroad.

     2.14 SHAREHOLDERS' CLAIMS

          2.14.1 CLAUSE 2.14.1 OF THE DISCLOSURE APPENDIX annexed hereto contains a list of all the verbal or written agreements between the Company and the Shareholders or interested parties therein and between the interested parties themselves, to the extent the same relates to the Company.

          2.14.2 The Shareholders have no claims, demands or requirements against the Company that have not been expressly expressed in this Agreement and the Company does not owe the Shareholders any sums on any ground whatsoever, including as employees of the
               Company. The Shareholders confirm that they have received
               everything that is due to them until the date of the execution of this Agreement and that save for the Loan (as stated above in clause 2.10.5) annexed hereto the Company does not owe them any monies whatsoever.

          2.14.3 The assets of the Company do not include debts of, or rights against, the Shareholders.

                                       14

     2.15 Bank accounts

          2.15.1 The Company has bank accounts in which various credit/debit balances exist as of December 31, 2007 as set out in CLAUSE
               2.15.1 OF THE DISCLOSURE APPENDIX annexed hereto.

          2.15.2 The signature rights in the bank accounts are as set out in
               CLAUSE 2.15.2 OF THE DISCLOSURE APPENDIX annexed hereto.

          2.15.3 Approval is required to the transaction to which this Agreement relates from the banks to whom the Company's assets are charged as set out in clause 2.10.2 of the Disclosure Appendix, as part of the conditions precedent to this Agreement set out in clause
               5.1 hereof.

     2.16 INSURANCE POLICIES

          2.16.1 The Company's property, income and liability towards third parties is covered by insurance policies.

          2.16.2 CLAUSE 2.16.2 OF THE DISCLOSURE APPENDIX annexed hereto constitutes a full list of the insurance policies to which the
               Company is a party and includes details regarding the amount of the cover and amount of the premiums of those insurance policies, as well as the identity of the beneficiaries. These policies provide the suitable insurance cover customary in relation to companies of its type and in the field of the Company's business, and they are in force and no claim has been filed by or against the Company in respect of such policies. The conditions of the policies have not been infringed by the Company and, to the best of the Company's knowledge, the Shareholders have no claim of such breach. Save as set out in CLAUSE 2.16.2 OF THE DISCLOSURE
               APPENDIX, the Company is the sole and exclusive beneficiary under those policies, except for the charges mentioned in clause 2.10.2 of the Disclosure Appendix.

     2.17 SUBSIDIARIES/INVESTEE/AFFILIATED COMPANIES

          2.17.1 The Company is not a (direct or indirect) shareholder nor does it have any share in the ownership or control of any other corporation or business and/or partnership, whether it is
               registered or unregistered, and has no rights and/or obligations in such corporation and/or business.

     2.18 REPORTS

          The Company and the Shareholders declare that they are aware of the fact and agree that the Purchaser is a public company whose shares are currently traded on the Nasdaq and that the parent company of the investor is a public company whose shares are currently traded on the
          Tel Aviv Stock Exchange Ltd., and it is possible that the investor's shares and/or shares of the parent company of the investor will be traded on other exchanges in the future and that in accordance therewith, the Company will be subject and be required to act pursuant to the various rules that apply or will apply to companies of the
          Purchaser's type, including, and without limitation, the SOX Rules and accepted accounting rules, including the IFRS.

                                       15

     2.19 NO RECEIVERSHIP AND/OR WINDING-UP PROCEEDINGS

          No receivership and/or winding-up proceedings have been taken and/or warning exists with respect to the taking of such proceedings against the Company and to the best of their knowledge, no ground exists for taking such proceedings.

     2.20 BROKERAGE FEES

          The Company and the Shareholders have not undertaken towards any third party to pay brokerage fees or commission or any like payment in respect of or in connection with this Agreement.

     2.21 PERFORMANCE OF STATUTORY DUTIES, ABSENCE OF INFRINGEMENT

          2.21.1 The Company has fulfilled all of its duties, obligations and liabilities by law and has not committed any fundamental breaches of the contracts to which it is a party, unless otherwise
               expressly stated in this Agreement.

          2.21.2 The Company has not committed any breach that has not been specified to the Purchaser under this Agreement or in the
               Appendices thereto, of (1) the articles of association of the
               Company; or (2) any promissory note, trust contract, mortgage, tenancy contract, agreement, summons or document or other
               material contract to which it is a party or under which it or any of its assets is liable or affected thereby; or (3) any material statutory provision or judgment of any court that applies to the
               Company.

          2.21.3 The signature of this Agreement by the Company and performance of all the terms and conditions thereunder is subject to
               receiving all the consents and/or approvals set out in clause 5 hereof, with the exception of that set out in this Agreement and/or the Appendices thereto, and the same will not deviate from or infringe any condition, stipulation or term of (1) the
               articles of association of the Company; or (2) any judgment, order, injunction or mandatory order of any court or
               governmental, local or foreign authority to which the Company is subject; or (3) any material contract, agreement, tenancy
               agreement, license or undertaking to which the Company is party or subject to, which breach could affect the Company's ability to sign or perform this Agreement; the signature and performance of the Agreement in accordance with such conditions: (1) will not confer upon others any financial or other right, including rights to brokerage fees, termination, cancellation or preferential rights under any material contract or undertaking or in
               connection with any material property of the Company; (2) will not require the receipt of the consent or approval of any person that has not yet been received on the date of the Agreement.

     2.22 IMPEDIMENT

          Subject to the fulfilment of the conditions precedent set out below in clause 5, there is no legal, contractual or other impediment to the
          Company and the Shareholders entering into this Agreement and performing their obligations thereunder.

                                       16

     2.23 DUE DISCLOSURE

          2.23.1 The Shareholders and the Company have made full and proper disclosure to the Purchaser in writing of all the facts,
               documents and details which could be important to a reasonable investor considering the purchase of securities of a company, and neither the Company nor the Shareholders are aware of any
               material fact that has not been included in this clause 2, the non-disclosure of which is misleading in the circumstances or which could cause a reasonable investor and/or the Purchaser to decline to enter into this Agreement.

          2.23.2 Neither the company nor the Shareholders have any material information that is not contained in this clause 2 which could have a material impact on the Purchaser's evaluation of the
               Company's property and assets, business activity, goodwill, rights and obligations and the like.

          2.23.3 All the information that has been given by the Company and/or the Shareholders and/or by any person on their behalf to the
               Purchaser or to any person on its behalf during the negotiations leading up to the execution of this Agreement, whether same was requested by the Purchaser or not, is, to the knowledge of the
               Company and/or the Shareholders, true as of the date on which it was granted, the date of the execution of this Agreement and the
               Closing Date.

          2.23.4 If, during the Interim Period, any information will come to the knowledge of the Company and/or the Shareholders regarding any material change that could make the representations given above untrue or incomplete, they undertake to bring the details of such change to the knowledge of the Purchaser.

     2.24 The Company and the Shareholders are aware that the Purchaser is entering into this Agreement with them inter alia based on the statements, representations and undertakings set out in this Agreement and in the Appendices thereto.

     2.25 That subject to the truthfulness of the representations described in this clause 2 above, and subject to the fulfilment of the Purchaser's undertakings under this Agreement, the Company and/or the Shareholders neither have nor will have any claim against the Purchaser in connection with the sale of the Shares Sold and allotment of the
          Allotted Shares to the Purchaser under this Agreement.

     2.26 They are aware that the Purchaser is entering into this Agreement with them inter alia based on the statement by the Shareholders and the
          Company that in addition also after the allotment of the Allotted
          Shares and transfer of the Shares Sold the Company and its employees
          (including the managing directors of the Company) will continue to act in the same manner and with the same professionalism in the field of salads as existed prior to the implementation of the transaction to which this Agreement relates.

                                       17

2A.  UNDERTAKINGS OF THE SHAREHOLDERS AND THE COMPANY

     Without derogating from any other provision herein contained, the
     Shareholders jointly and severally undertake towards the Purchaser as follows:-

     2A.1 LICENSES AND APPROVALS

          2A.1.1 The Shareholders hereby declare that they are aware that the
               Purchaser has agreed to enter into this Agreement with them solely on the basis of and subject to the undertaking and
               personal guarantee of the Shareholders to the effect that the
               Company will hold all the Licenses (as hereinafter defined) and these will be obtained at the latest by the end of 2008. It is clarified that to the extent for any reason whatsoever, the
               Licenses will not be obtained by the end of 2008, the
               Shareholders will continue to guarantee and be committed to obtain the same until they are effectively obtained.

          2A.1.2 The Shareholders hereby undertake and declare that they are personally responsible and guarantee the fact that the Company will comply with all the conditions required by the Ministry of
               Health, the local authority and/or any other authority for the purpose of carrying on the Company's business and that the
               Company will hold all the concessions, permits and licenses and/or any other like authority to the extent they exist, and which are material to the continuation of the management of the
               Company's business, activity and operation in a proper and regular manner including also a business license and
               manufacturer's license relating to the Company's plant in Barkan
               (hereinafter: "THE LICENSES") and make every effort in order for these to be obtained by the end of 2008.

     2A.2 EFFLUENT FACILITY

          To bear full responsibility for setting up a facility to handle industrial waste and all aspects incidental thereto, in the area of the Company's plant located in the Barkan Industrial Zone according to all the requirements and instructions of the competent authorities on the matter from the Company in a manner whereby it will comply with every standard and/or direction and/or law that the Company is required to meet in order to continue its activity on a regular and continuing basis (hereinafter: "THE EFFLUENT FACILITY"), and also that they bear full and exclusive responsibility for every installation that is ancillary to and required in order to set up the Effluent
          Facility. The parties agree that the Company will bear the setup costs of the Effluent Facility up to an aggregate amount of NIS 500,000 and that any sum or expense beyond this amount in connection with the setting up of the Effluent Facility will be immediately paid by the
          Shareholders, jointly and severally.

     2A.3 REGISTERED AND ISSUED SHARE CAPITAL

          To the extent it transpires that any liability whatsoever to allot shares or options or other securities that are convertible, exchangeable or realisable for shares of the Company exists (except for the Company's undertaking to allot the Allotment Shares to the
          Purchaser) contrary to the Company's and Shareholders' declaration contained in clause 2.3 above, shares or options or securities will be allotted on account of the Company's shares that are held by the
          Shareholders, and in no case will the Purchaser's holdings in the
          Company be diluted.

                                       18

     2A.4 INTELLECTUAL PROPERTY

          To act at the Company's expense to transfer the registration of the title to the trade marks from the name of Shamir Food Industries Ltd., to the name of the Company immediately and additionally to act at the
          Company's expense and induce Shamir Food Industries Ltd., to change its name so that the words "Shamir" and "Food" will not appear in its name, to the best of their ability, within three (3) months at the most of the date of the execution of this Agreement. To the extent such company will not change its name as requested above, the
          Purchaser will be entitled to demand that the Company will change its name to that which will be directed by the Purchaser.

     2A.5 DELIBERATELY LEFT BLANK

     2A.6 EMPLOYEES AND CONSULTANTS

          To solely bear all and any payments that the Company and the Purchaser will be required to bear in respect of the employment of any of its employees by Shamir Salads Food Industries Ltd., prior to the purchase of the assets of Shamir Salads Food Industries Ltd., by the Company.

     2A.7 LEGAL PROCEEDINGS

          Without derogating from the generality of that stated in clause 2A.6 above, to solely bear all and any costs, payments and expenses that will be borne or demanded of the Company and/or the Purchaser, either for payment by a judgment and/or any other legal proceeding in respect of the employment of any of the Company's employees by Shamir Food
          Industries Ltd., prior to the purchase of the assets of Shamir Food
          Industries Ltd., by the Company.

3.   DECLARATIONS AND REPRESENTATIONS OF THE PURCHASER

     The Purchaser declares and undertakes as follows:

     3.1  The Purchaser acknowledges to the Company and the Shareholders that it has been afforded an opportunity to ask questions and obtain material with respect to the Company, but it is hereby clarified and agreed that this will not impinge on the Company's and Shareholders'
          responsibility towards the Purchaser by virtue of this Agreement, including with respect to the truthfulness of the representations as set out in clause 2 above.

     3.2  That subject to the fulfilment of the conditions precedent contained in clause 5 hereof, the Purchaser has the power and authority to enter this Agreement and perform all the undertakings resulting therefrom and there is nothing by agreement or law to prevent the Purchaser from entering into this Agreement and performing any of the terms thereof.

                                       19

     3.3  That it will bear responsibility towards and indemnify the
          Shareholders them in respect of the personal guarantees that the
          Shareholders provided as described in clause 2.10.3 of the Disclosure
          Appendix, according to the attached list, respectively according to the Purchaser's relative share of the issued and paid up share capital of the Company in relation to the Company's activity as from and after the Closing Date, subject to the correctness of the representations contained in clause 2 above. Notwithstanding this it is agreed that if, following a mistake made in good faith isolated guarantees have been omitted, and on condition that they were signed prior to the
          Closing Date and are not material, this clause will similarly apply to those personal guarantees whereby the Purchaser will indemnify the
          Shareholders in respect of those guarantees in accordance with its proportionate share of the Company in relation to the period following the Closing Date.

     3.4  It is clarified that new guarantees that will be required, if at all, will be signed by the Shareholders, including the Purchaser, each according to its respective share of the Company (it being clarified that the Purchaser will limit in advance its guarantee to the rate of its holding in the Company, multiplied by the amount of the debt).

4.   THE TRANSACTION AND CONSIDERATION

     4.1  The Company will, on the Closing Date, allot to the Purchaser and the
          Purchaser will accept by allotment from the Company, the Allotted
          Shares and the Shareholders will transfer to the Purchaser and the
          Purchaser will accept from the Shareholders, the Shares Sold. The total to be received by the Purchaser on the Closing Date is 142 ordinary NIS 1.00 par value shares each of the Company that will, immediately after the delivery thereof to the Purchaser, constitute
          51% of the issued and paid up share capital of the Company, on the basis of a full dilution (based on the Company's and Shareholders'
          declaration to the effect that no rights or securities convertible into shares have been allotted in the Company and eliminating the
          Dormant Shares) (the Shares Sold and the Allotted Shares being hereinafter called: "THE SHARES PURCHASED"). The Shares Purchased will, on the Closing Date be free and clear of all and any third party rights as from the Closing Date, irrespective of the consideration being payable in instalments, the Shares Purchased being fully paid-up and there being attached thereto all the rights that are attached to the ordinary fully paid-up shares as stated in this Agreement and in the Company's articles of association attached hereto as APPENDIX 4.1
          (hereinafter: "THE NEW ARTICLES") that will enter into effect on the
          Closing Date.

     4.2  In consideration of receiving the Shares Purchased and against all the
          Shareholders' and Company's undertakings under this Agreement, the
          Purchaser will pay to the Shareholders and the Company as set out below, an amount in Shekels equal to the sum of five (5) times the net annual profit after tax, eliminating the Company's capital gains for
          2008, as reflected in its audited statements for 2008, multiplied by the Purchaser's percentage holding of the Company's shares
          (hereinafter: "THE CONSIDERATION"). The Company's statements for 2008 will be audited by the Company's outside accountant who will be appointed by the Purchaser as stated below. For example: to the extent the net profit after tax as stated will be NIS 5,000,000, the
          Consideration payable will be NIS 12.75 million (51% x 5 x 5).

     4.3  On the Closing Date the Purchaser undertakes as follows:

                                       20

          4.3.1 To pay an advance (hereinafter: "THE ADVANCE") on account of the
               Consideration in an amount being the lower of: (a) the sum of 5
               (five) million new shekels or (hereinafter: "THE ADVANCE") or (b)
               an amount equal to two and a half (2.5 multiplied by the weighted annual profit of the Company after tax based on the net profit after tax, eliminating capital gains, in the months of: August,
               September, October and November 2007, jointly according to reviewed statements that will be prepared by the accountants
               Tennenbaum-Bar-Levav, and certified by the Purchaser.

               The Advance will be deposited on the Closing Date in escrow, and a daily interest deposit purchased with it by the trust company of the Law Office of Tulchinsky, Stern, Marciano, Ben Zur, Cohen
               & Co., the Purchaser's lawyers (hereinafter: "THE TRUSTEE")
               and the Advance will, subject to the transfer of the Shares
               Purchased to the Purchaser, be remitted to the Company and to the
               Shareholders by not later than 14 days after the Closing Date, in the manner set out below:

               4.3.1.1 NIS 3,500,000 (three and a half million new shekels) will be remitted to the bank account in the Company's name
                    (details of which will be transferred in writing to the
                    Purchaser and the Trustee) or by bank draft to its order.
                    This amount will be used, immediately upon the transfer
                    thereof to the Company's account, to fully repay the Owners
                    Loan in an identical amount that the Shareholders advanced to the Company as stated in clause 2.10.4 above. As from the date of the transfer of such sum and the actual receipt of the monies by the Shareholders, the Company will no longer have any debt towards the Shareholders or any person on
                    their behalf.

               4.3.1.2 The balance of the Advance will be transferred to the bank accounts in the name of the Shareholders (details of
                    which will be transferred in writing to the Purchaser and
                    the Trustee) or by bank draft to their order, in equal
                    shares between them.

          4.3.2 In addition, the Purchaser will advance to the Shareholders a loan in the sum of 1,500,000 (one and a half million new shekels)
               (hereinafter: "THE LOAN"). The Loan will bear annual interest at the prime rate (as quoted by Bank Leumi from time to time) plus
               3.5% per annum (accruing on a weekly basis) from the date of the
               Advance until the repayment date thereof as set out below. The
               Shareholders will provide the Purchaser with their and their spouses' personal guarantee and promissory note to secure the repayment of the Loan (principal and interest), and further charge by first degree registered charge in favour of the
               Purchaser, all their shares in the Company to secure repayment of the Loan amount all pursuant to the form and conditions of the personal guarantee, the promissory note, the pledge and
               certificate of pledge attached hereto as APPENDIX 4.3.2.

     4.4  The balance of the Consideration that is, the amount of the
          Consideration mentioned in clause 4.2 above less the amount of the
          Advance set out in clause 4.3 above and less also the principal amount of the Loan mentioned in clause 4.3.2 above, will be paid by the
          Purchaser to the Shareholders by not later than 14 days after the date of the publication of the annual audited financial statements of the
          Company for 2008. It is to be clarified and emphasized that in no case will the Consideration amount be less than the Advance.

                                       21

     4.5  Insofar as the Consideration amount less the Advance will be lower than the principal of the Loan, then the Shareholders will repay to the Purchaser the difference within 14 days of the date of the publication of the annual audited financial statements of the Company for 2008, the interest on the Loan mentioned in clause 4.3.2 above being computed on the principal portion of the Loan that exceeds the amount of the Consideration, less the Advance.

     4.6  It is to be clarified that all the payments enumerated in this section will be paid to the Shareholders and the Company against a lawful receipt and subject to the duty to deduct tax at source from the amounts specified above, to the extent it applies.

5.   CONDITIONS PRECEDENT

     5.1  Completion of the transaction by the Purchaser on the Closing Date is conditional on the fulfilment of all of the following conditions precedent ("THE CONDITIONS PRECEDENT"):

          5.1.1 ANTITRUST COMMISSIONER

               Receipt of the unconditional approval of the Antitrust
               Commissioner to this Agreement (hereinafter: "THE COMMISSIONER'S
               APPROVAL").

          5.1.2 APPROVAL OF THE PURCHASER'S BOARD OF DIRECTORS

               Receipt of approval of the Purchaser's Board of Directors to the
               Purchaser entering into this Agreement.

          5.1.3 DUE DILIGENCE

               On the completion of a legal, financial and commercial due diligence investigation of the Company to the full satisfaction of the Purchaser.

          5.1.4 The truthfulness of all the Company's representations and undertakings and those of the Shareholders contained in this
               Agreement on the Closing Date and the non-occurrence of any event which could materially affect the value of the Company or the
               Company's business activity up to the Closing Date.

          5.1.5 Written approval from the banks to whose benefit the Company's property has been charged as mentioned in clause 7.2.9 below.

          5.1.6 The completion of all the required Appendices by virtue of and relating to this Agreement and all the documents ancillary thereto to the full satisfaction of the Purchaser, at its sole determination.

     5.2  The parties will turn by way of application to the Antitrust
          Commissioner to obtain the Commissioner's Approval mentioned. The parties will co-operate for the purpose of obtaining the
          Commissioner's Approval as speedily as possible, including furnishing documentation and information respecting the Company, the Shareholders and/or the Purchaser that will be required for the purpose of receiving the same, provided the demand to receive the documentation and information will be reasonable.

                                       22

     5.3  If the Commissioner's approval granted is subject to conditions ("THE
          STIPULATIONS"), the grant of such Approval will be deemed to be fulfilment of the Condition Precedent only if the Purchaser has agreed in writing within 14 days of the date of receipt of such Approval that all the Stipulations are agreed to by it, without exception. It is hereby clarified that the Purchaser will be entitled not to agree to the Stipulations for whatsoever reason, at its sole determination.

     5.4  If by April 1, 2008, one or more of the Conditions Precedent enumerated in Clauses 5.1.1-5.1.6 above will not have been fulfilled, after the parties will have used their best endeavours to induce the fulfilment of the Conditions Precedent pertaining to them, the
          Purchaser will be entitled to declare that this Agreement is null and void and each of the Parties will have no claims or demands against the other parties and each party will bear its costs in connection with this Agreement, provided that in such a case the Shareholders and the Company will compensate the Purchaser for the amount of its costs in respect of the transaction it being clarified that save when the
          Commissioner's Approval will not have been received, the Purchaser will be entitled - but not obliged - to waive the fulfilment of any of the Conditions Precedent and demand the enforcement and performance of this Agreement and performance of the Closing.

     5.5  If by April 1, 2008, all of the Conditions Precedent appearing in sub clauses 5.1.1, 5.1.4 and 5.1.5 have been fulfilled, and the Company has delivered to the Purchaser all of the documents that are required to complete the due diligence investigation and complete of the condition contained in sub-clause 5.1.6, then the Company and/or the
          Shareholders will be entitled to demand that the Closing Date take place within 7 days (subject to receiving the Commissioner's Approval)
          and if the Purchaser fails to effect the Closing within such period of time, the Shareholders and the Company will be entitled to rescind this Agreement but will not be entitled to any compensation from the
          Purchaser.

6.   CONDUCT DURING THE INTERIM PERIOD

     6.1  The Company undertakes and the Shareholders, within the scope of their power and rights as individual shareholders of the Company also undertake that from the date of the execution of this Agreement until the Closing Date neither the Company or the Shareholders or any person on their behalf will effect any act and/or cease to effect any act that will derogate from their undertakings under this Agreement and/or frustrate or that could frustrate the performance thereof and will similarly not effect any act the consequence of which will be that the representations and declarations set out in clause 2 above will be untrue also on the Closing Date, save for acts in the ordinary course of business that have been brought to the knowledge of the Purchaser in advance and in writing. The Company and the Shareholders will notify the Purchaser and co-ordinate with the Purchaser in advance any material act or event of the Company that could adversely and materially affect the business position of the Company.

          Without derogating from the foregoing it is agreed that as from the date of the execution of this Agreement and thereafter until the
          Closing Date:

                                       23

          6.1.1 The Shareholders will cause the Company not to enter into any material agreement withany third party except with the prior written approval and agreement of the Purchaser thereto.

          6.1.2 The Company and/or the Shareholders will not effect any change in the registered or issued share capital of the Company nor allot and/or undertake to allot securities of any class
               whatsoever.

          6.1.3 The Company and/or the Shareholders will not enter into any agreement with any third party that pertains to the securities of the Company.

          6.1.4 No transaction will be effected with interested parties of the
               Company without receiving the prior written consent of the
               Purchaser.

7.   THE CLOSING

     7.1  Completion of the allotment of the Allotted Shares and the transfer of the Shares Sold to the Purchaser and the registration thereof in the register of members of the Company (hereinafter: "THE CLOSING") will take place at the offices of Tulchinsky, Stern, Marciano, Ben Zur,
          Cohen & Co., Advocates of 4 Berkowitz Street, Tel Aviv at 10:00
          a.m. on the Closing Date and/or at such other place as will be agreed upon between the parties for the purpose of completing the transaction.

     7.2  On the Closing Date and as a condition for performing the Closing by the Purchaser the Company will furnish and/or the Shareholders will furnish to the Purchaser the following documents:

          7.2.1 A copy of the resolution of the Board of Directors of the
               Company in the form of the resolution attached hereto as APPENDIX
               7.2.1, certified by the Company's lawyer as having been duly passed pursuant to the statutory documents of the Company, certifying, inter alia, the entering into of this Agreement and full performance of the acts thereunder, including the change of control in the Company, allotment of the Allotted Shares and that the Allotted Shares will, upon their allotment, be fully paid.

          7.2.2 A copy of a resolution of the Shareholders of the Company in the form attached as APPENDIX 7.2.2, signed by all of the
               Shareholders of the Company, certified by the Company's lawyer as having been duly passed pursuant to the statutory documents of the Company certifying, inter alia, the contents of the
               Agreement, the entering into by the Company of the Agreement and the full performance of the acts thereunder, including the change of control in the Company, appointment of the two directors on behalf of the Purchaser, allotment of the Allotted Shares and the replacement of the Company's articles by the New Articles.

          7.2.3 A return of the allotment of shares to the Registrar of
               Companies, duly signed and ready for filing with the Registrar of
               Companies in respect of the allotment of the Allotted Shares to the Purchaser and the furnishing to the Purchaser of a share certificate in respect of the Allotted Shares drawn and duly signed in the name of the Purchaser.

                                       24

          7.2.4 Instruments of share transfer duly signed by the Shareholders relating to the transfer of the Shares Sold to the Purchaser.

          7.2.5 A return of the transfer of shares to the Registrar of Companies duly signed and ready for filing with the Registrar of Companies in respect of the transfer of the Shares Sold to the Purchaser and furnished to the Purchaser a share certificate in respect of the Shares Sold drawn and duly signed in the name of the
               Purchaser.

          7.2.6 A return form to the Registrar of Companies of the replacement of the Company's articles by the New Articles, and the
               appointment of the directors signed by the Board of Directors of the Company and ready for filing with the Registrar of Companies.

          7.2.7 The opinion of Advocate Ram Efrati, the Company's lawyer in the form attached hereto as APPENDIX 7.2.5 (that will, inter alia, include an opinion with respect to the composition of the Board of Directors of the Company, the Company's issued share capital and the absence of any claims and breaches and the validity of the purchase of the Shares Sold and the issue of the Allotted
               Shares).

          7.2.8 Directors insurance policies as customary for all of the
               Company's directors as well as a letter of exemption and
               indemnity relating to the Purchaser's directors in relation to the lack of the Licenses (as hereinbefore defined) and the establishment of the Effluent Facility, and everything involved therein.

          7.2.9 Signed confirmations of the chargees mentioned in clause 2.10.1 above of their consent to the performance of this Agreement and all of the acts involved therein, including the allotment of the
               Allotted Shares, transfer of the Shares Sold to the Purchaser, change of control in the Company and repayment of the Owners Loan mentioned in clause 2.10.4 above.

          7.2.10 Confirmation of the owners of the real estate held by the
               Company on the lease detailed in clause 2.9 above, to the
               satisfaction of the Purchaser.

          7.2.10 The employment agreement with Mr. Jacob Ginsberg and Mr. Amiram
               Guy as general managers of the Company mentioned in clause 8.5 hereof, to the satisfaction of the Purchaser.

          7.2.11 On the Closing Date and as a condition for performing the
               Closing by the Purchaser, the Shareholders will furnish a
               certificate by virtue of their being directors of the Company and being the sole shareholders of the Company, that the
               representations that were given by the Company and the
               Shareholders as of the date of the execution of this Agreement are valid and true as of the Closing Date and that no event has occurred that adversely and materially affects the businesses and/or activity and/or worth of the Company in the form attached hereto as APPENDIX 7.2.12.

          7.2.12 On the Closing Date the Shareholders will furnish to the
               Purchaser a personal guarantee in writing and promissory notes and notices of pledge to secure repayment of the Loan (principal and interest), pursuant as set out above in clause 4.3.2.

                                       25

          7.2.13 On the Closing Date the Company and/or the Shareholders will sign and/or furnish any document and/or certificate and/or further agreement that will be required in connection with the transaction to which this Agreement relates, at the reasonable determination of the Purchaser, to the extent such certificate will be reasonably required.

     7.3  Without derogating from any of the foregoing, the Purchaser will, on the Closing Date and as a condition for performing the Closing, sign at its sole and absolute discretion, the working programs that the
          Shareholders and the Company have submitted for the approval of the
          Purchaser pursuant to clause 8.4 hereof.

     7.4  All the acts will be carried out contemporaneously and none of the acts will be of any effect as a separate transaction and none of the documents will be deemed to have been lawfully delivered until all of the acts provided for in this Agreement will have been completed and until the parties will have delivered to one another complete and finalised documents.

     7.5  If by April 1, 2008, the Company and/or the Shareholders will not have furnished all of the documents enumerated in clause 7.2 above (to the extent additional documents will be required by the Purchaser) and/or a material deterioration in the Company's business has occurred and/or any of the Conditions Precedent mentioned in clause 5 above will not have been fulfilled and the Purchaser will not have agreed in writing
          (at its sole determination) to waive receipt of such a document or such condition, then the Purchaser alone will have the right to rescind this Agreement.

8.   FURTHER AGREEMENTS

     8.1  APPOINTMENT OF FINANCIAL MANAGER

          It is agreed that the Purchaser will appoint a financial manager for the Company who will be employed by the Company immediately after the
          Closing Date and as part of his position will report to the Board of
          Directors of the Company and to the Purchaser of the financial, commercial and general condition of the Company.

     8.2  OUTSIDE AUDITOR AND INTERNAL AUDITOR

          8.2.1 The auditor serving as the Purchaser's accountant will serve as the outside auditor for the Company who will replace the existing auditor of the Company (hereinafter: "THE OUTSIDE AUDITOR"). The
               Outside Auditor will take up his position in the Company as from the Closing Date and will be the party to generate the financial statements that will be used for calculating the Consideration stated above.

          8.2.2 It is agreed that the Purchaser may, at its sole discretion decide to appoint the internal auditor who serves as internal auditor of the Purchaser to act also as internal auditor of the
               Company (hereinafter: "THE INTERNAL AUDITOR"). The Internal
               Auditor will take up his position in the Company as from the
               Closing Date and within the scope of his office will be entitled to receive from the Company and its directors any document and/or information that he will require of them, such information to be forwarded by him in accordance with the law, to the Board of
               Directors of the Company and to the Purchaser.

                                       26

     8.3  PASSING RESOLUTIONS BY THE COMPANY

          8.3.1 It is agreed that immediately after the Closing Date, subject to the terms of this Agreement, the Company's Board will include four (4) members and the composition thereof will be as follows:

               Two directors will be appointed by the Purchaser, one of whom will be the chairman of the Board.

               On behalf of the Shareholders will serve as directors in the
               Company Mr. Jacob Ginsberg and Mr. Amiram Guy save that as from the date being the later of three (3) years after the Closing
               Date or the date of the termination of the service of any of the
               Shareholders as director of the Company, the Shareholders may appoint two other directors on their behalf, and in their stead.
               It is clarified that within the scope of the New Articles an appointment mechanism of directors will be provided that will regulate situations in which any party dilutes its holdings.

          8.3.2 Resolutions of the Board of Directors will be passed by a majority vote, save that the chairman of the Company's Board who will be appointed by the Purchaser, will have a casting vote in the event of it not being possible to pass a resolution of the
               Board of the Company by a majority vote. A casting vote means an additional and casting vote on the Board of the Company.

          8.3.3 The chairman of the Board who will be appointed by the Purchaser will not be entitled to receive any remuneration and/or any consideration whatsoever from the Company in respect of his service as chairman of the Board.

          8.3.4 As long as the Purchaser (and/or any permitted transferee thereof) holds a majority of the issued share capital of the
               Company, the Purchaser's directors may resolve to appoint the managing director of the Company, as well as also on the
               termination of his office.

          8.3.5 Resolutions on the following matters, either by the Shareholders of the Company or by the Company's Board and/or any committee of the Board will require unanimous decision:

               8.3.5.1 The allotment and/or issue of shares and/or securities.

               8.3.5.2 Material change in the Company's business, including entering into a material business activity that is not
                    numbered amongst the class of the businesses for which the
                    Company is intended.

               8.3.5.3 The winding-up, merger or re-organization of the Company.

                                       27

               8.3.5.4 The employment of family relations of the Shareholders of the Company, as well as any resolution to enter into an
                    agreement with an interested party or related party within the meaning of those terms as contained in the Securities
                    Law.

               8.3.5.5 Any resolution to perform acts that exceed the fields of the Company's activity.

               8.3.5.6 Any resolution concerning an irregular transaction within the meaning of this term contained in the Companies Law.

               8.3.5.7 The amendment or replacement of the Company's statutory documents.

               8.3.5.8 The sale or assignment or transfer of all or a majority of the Company's assets.

               8.3.5.9 A change in the Company's capital structure.

               8.3.5.10 The authorised signatories of the Company will be a representative on behalf of the Purchaser and a
                    representative on behalf of the Shareholders whose
                    co-signatures, together with the stamp of the Company, will be binding upon the Company in all respects.

               8.3.5.11 Any transaction and/or process involving an investment of more than NIS 500,000.

     8.4  WORKING PLAN

          The Shareholders and the Company undertake to prepare a detailed working plan and budget for the Company for 2008, including detailed plans showing how the Company will meet the targets of such working plan (hereinafter: "THE WORKING PLANS"). The Working Plans will be submitted to the Purchaser for approval at least 3 days before the
          Closing Date.

     8.5  EMPLOYMENT AGREEMENT - MR. AMIRAM GUY AND MR. JACOB GINSBERG

          The parties agree that Mr. Amiram Guy and Mr. Jacob Ginsberg will serve as joint managing directors of the Company. The terms of their employment by the Company are as set out in the employment agreement in the form annexed as APPENDIX 8.5 that includes, inter alia, the following: the undertaking of Mr. Amiram Guy and Mr. Jacob Ginsberg to serve as managing directors for three (3) years from the Closing Date, subject to the Company's right to dismiss them by 60 days' prior notice. Should the Company dismiss Mr. Amiram Guy and/or Mr. Jacob
          Ginsberg prior to such three-year period having elapsed, the Company will bear the full amount of their monthly salary, including the social benefits, until the end of such three-year period. This provision will not apply in the case of dismissals involving, Heaven
          Forbid, breach of faith and/or breach of fiduciary duty and/or theft and/or any ground that does not carry entitlement to severance pay by law, in which case no compensation will be paid. Their gross monthly salary will be NIS 30,000 per month each, with the addition of social benefits; Mr. Amiram Guy and Mr. Jacob Ginsberg will be responsible for all matters of purchasing, production, marketing, sales, operations and logistics in the Company; Mr. Amiram Guy and Mr. Jacob
          Ginsberg will devote all of their energies and time to promoting the affairs of the Company; Mr. Amiram Guy's and Mr. Jacob Ginsberg's
          undertaking not to compete with the Company's visit nor engage in the fields of its activity within the scope of any other entity, as long as they are employed by the Company and/or Shareholders of the Company and for a period of twelve months thereafter.

                                       28

     8.6  FURTHER INVESTMENTS

          The parties agree that to the extent the Company will need financing from its Shareholders and, only to the extent that outside financing cannot be obtained after the Closing Date, (either before the full payment of the aggregate Consideration or thereafter),further investments (including the grant of guarantees to various financing entities), such investments will be made by the Shareholders and the
          Purchaser according to the proportion of their holdings in the Company
          (hereinafter- "THE FURTHER INVESTMENTS"), everything stated in this clause being subject to the need to obtain unanimous consent to the extent the investment in question is more than NIS 500,000, as stated
          in clause 8.3.5.14 above. If any party does not wish to finance out of its/his own pocket then the other party may dilute his/its share in accordance with the value of the Company for the time being.

     8.7  REPORTING

          8.7.1 The Company will prepare quarterly reviewed financial statements and audited annual financial statements in the form of a public company whose securities are traded on the Tel Aviv Stock
               Exchange Ltd., and the Nasdaq (USA) save that the quarterly financial statements will be prepared within 30 days of the end of the first quarter, the second and third quarter, as
               appropriate, of each year, and the audited annual financial statements will be published within 45 days of the end of the year.

          8.7.2 It is agreed that the Company will furnish to the Board of
               Directors of the Company and its investors monthly or at such other intervals that will be determined by the Purchaser, a detailed operating and profit and loss statement as well as financial, operating and/or other data that will be required by the Purchaser, drawn to the Purchaser's satisfaction.

          8.7.3 The parties agree by reason of the fact that the Purchaser is traded on the Nasdaq (USA) and given the fact that the parent company of the Purchaser is traded on the Tel Aviv Stock Exchange
               Ltd., the Company will do all the required acts, including adjusting the reporting and auditing setup including the
               accounting audits setup of the Company to comply with all the auditing regulations and rules that apply to a company that is traded on the Nasdaq and the Tel Aviv Stock Exchange, including the SOX Rules, accounting standards and IFRS, as quickly as possible.

     8.8  PUT OPTION

                                       29

          8.8.1 It is agreed that the Purchaser is hereby granted for a period of twelve months commencing from the Closing Date, a put option to sell to the Shareholders and the Shareholders undertake to buy, the shares purchased (hereinafter- "THE PUT OPTION"), in consideration of an amount equal to: (a) 1.1 multiplied by - (b)
               (1) the amount of the Consideration and/or the Advance, as appropriate, plus the amount of the Loan (principal and interest)
               plus (2) the amount of all the Purchaser's costs relating to this
               Agreement plus (3) all the investments that the Purchaser has made in the Company during the period commencing from the Closing
               Date and expiring on the Put Option Exercise Date (as hereinafter defined) (hereinafter- "THE PUT OPTION PAYMENT"). It is agreed and clarified that the exercise of the Put Option will only be enabled if and subject to prior to the exercise of the Put
               Option, the Purchaser has discovered that a representation has been infringed or an undertaking of the Company and/or of the
               Shareholders that is material, has been breached.

          8.8.2 Exercise of the Put Option will be effected by written notice of the Purchaser to the Shareholders (hereinafter- "THE PUT OPTION
               EXERCISE DATE").

          8.8.3 The Put Option Payment will be made by the Shareholders in three equal monthly instalments commencing from the Put Option Exercise
               Date.

          8.8.4 It is clarified that the sale of the shares purchased from the
               Purchaser to the Shareholders in connection with the exercise of the Put Option stated above will only be deemed to have been completed after the full payment has been transferred from the
               Shareholders to the Purchaser and only on that date will the
               Purchaser transfer to the Shareholders the purchased shares.

     8.9  RIGHT OF FIRST REFUSAL, TAG ALONG RIGHT

          The Shareholders undertake not to sell part or all of the Company's shares that are or will be held by them for a period of three (3)
          years commencing from the Closing Date, such prohibition against sale not to apply with respect to wholly-controlled companies, first-degree family members or amongst the Shareholders of the Company between themselves on condition that the transferee will be made subject in advance and in writing to the undertakings by virtue of this Agreement in addition to the undertaking of the Shareholders. Upon the expiration of such three-year period mentioned in this clause the
          Purchaser will have the first right of refusal regarding any sale of the Company's shares by any of the Shareholders. It is further agreed that the Shareholders and the Purchaser will have a tag along right on a sale of shares by the other. The conditions of the first right of refusal and the tag along right will be set out in the New Articles.

9.   BREACHES AND RELIEF

     9.1  The Company and the Shareholders declare that they are aware that the declarations, undertakings and representations set out in this
          Agreement (hereinafter: "THE REPRESENTATIONS AND THE UNDERTAKINGS")
          have been given with the intention that the Purchaser will enter into this Agreement in consequence of reliance thereon, and that the
          Purchaser has entered into this Agreement in consequence of the
          Representations and the Undertakings.

                                       30

     9.2  If it transpires that any material declaration, undertaking and/or representation of the Company and/or the Shareholders is incorrect, the Purchaser may but will not be obliged to rescind this Agreement within three (3) years of the Closing Date.

     9.3  The Purchaser will be entitled to receive, upon the Purchaser having rescinded the Agreement as stated above, from the Company and/or the
          Shareholders any amount that will be paid by it under this Agreement, without derogating from the Purchaser's right to sue the Company and/or the Shareholders for all and remedies that are conferred upon it by law and/or this Agreement.

     9.4  The Shareholders hereby jointly and severally undertake to indemnify and compensate the Purchaser promptly against and for any loss and damage, whether direct or indirect, that will be incurred by it following any of the Representations being untrue and/or incomplete and/or imprecise, including, but without limitation, as a result of the fact that the provisions set out in the financial statements will be discovered to be insufficient or deficient. The Shareholders further jointly and severally undertake in addition to that stated, to indemnify and compensate the Purchaser promptly for all and any damage and loss, whether direct or indirect, that will be incurred by it and/or by the Company following and/or in respect of any demand and/or claim and/or complaint on any matter relating to the Company and which originated and/or the cause of which arose during the period preceding the Closing Date (by way of clarification: on the assumption also that the above Representations were correct).

     9.5  clause 9.4 above is subject to all the following conditions:

          9.5.1 The compensation or indemnity will be for the benefit of the
               Company, the damage being caused to the Company and towards the
               Purchaser, the damage having been caused to the Purchaser.

          9.5.2 The compensation or indemnity will be valid and only apply to demands for compensation and/or indemnity that will be submitted by the end of 2010. There will be no compensation or indemnity except in the case of the damages and/or loss exceeding the cumulative net amount of NIS 100,000.

     9.6  The Purchaser's Rights under this clause do not derogate from any other right conferred upon the Purchaser by law and/or this Agreement.

10.  LIABILITY AND INDEMNITY OF THE SHAREHOLDERS

     10.1 Without derogating from their undertakings under this Agreement, the
          Shareholders hereby jointly and severally declare and undertake as follows:

          10.1.1 To compensate and indemnify the Company and/or the Purchaser
               (as appropriate), immediately upon the first demand of any of them for any sum and/or expense of any kind whatsoever
               (including, but without derogating from the generality of that stated, legal costs, legal fees (and the like) that will be demanded from any of them to pay following a demand and/or claim and/or complaint that will be made against any of them by any third party and directly or indirectly pertains to and/or results from any activity originating in or which was caused during the period preceding the Closing Date except in relation to claims that have been expressly mentioned in clause 2.13.1 of the
               Disclosure Appendix (and except for the claim in connection with the absence of the Licenses and/or the Effluent Facility
               mentioned in the Disclosure Appendix).

                                       31

          10.1.2 To compensate and indemnify the Purchaser and/or the Company immediately upon the Purchaser's first demand with full
               compensation for all and any harm, loss, loss of profit, damage, cause and/or expense that they will have (if any) directly or indirectly in connection with the purchase of the activity and assets of Shamir Food Industries Ltd., and/or in connection with the agreement to purchase the assets of Shamir Food Industries
               Ltd.

          10.1.3 Without derogating from the Shareholders' undertaking under clause 2A.1 above, to indemnify and compensate the Purchaser and/or the Company immediately upon the Purchaser's first demand for any damage, loss of profits, and/or expense mentioned that will be caused directly or indirectly to any of them in respect of the absence of the Licenses and/or the erection of the
               Effluent Facility and/or the claim in connection with the
               Effluent Facility mentioned in the Disclosure Appendix.

          10.1.4 Without derogating from the Shareholders' undertaking in clause
               2A.2 above, to compensate and indemnify the Purchaser and/or the
               Company upon the Purchaser's first demand for any damage, loss of profit, cause and/or expense that will be incurred directly or indirectly to any of them in respect of the erection of the
               Effluent Facility and any facility ancillary thereto, directly or indirectly.

          10.1.5 Without derogating from the Shareholders' undertaking in clause
               2A.4 above, to compensate and indemnify the Purchaser and/or the
               Company immediately upon the Purchaser's first demand for any damage, loss, loss of profit, cause and/or expense that any of them will have, if at all, directly or indirectly in respect of the non-registration of the trade marks in the name of the
               Company.

          10.1.6 Without derogating from the Shareholders' undertaking contained in Clauses 2A.6 and 2A.7 above, to compensate and indemnify the
               Purchaser and the Company immediately upon the Purchaser's first demand, for all and any damage, loss, loss of profits, harm, cost or expense that has been incurred by any of them directly or indirectly in respect of the employment of any of the Company's employees by Shamir Salads Food Industries Ltd., prior to the purchase of the assets of Shamir Salads Food Industries Ltd., by the Company, including, but without derogating from the
               generality of the foregoing, any cost, payment and expense that will be borne by and/or demanded from the Company and/or the
               Purchaser, whether demanded to be paid by judgment and/or any other legal proceeding in respect of the employment of any of the
               Company's employees by Shamir Salads Food Industries Ltd., in the manner stated above.

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          10.1.7 Without derogating from the generality of clause 10.1.1 above, that in the event of a claim or demand of the income tax
               authorities or other tax authorities to pay any payment by the
               Company in connection with the Company's activity the cause of which arose up until the Closing Date, the Shareholders will indemnify the Company, including in respect of all the expenses of conducting any legal dispute to the extent this arises with the tax authorities, within 30 days of the date of the demand.

          10.1.8 Without derogating from the Shareholders' undertaking contained in clause 9 above, to compensate and indemnify the Purchaser immediately upon the Purchaser's first demand for all and any damage, loss of profits, and/or expense stated that will be incurred by any of them directly or indirectly in consequence of a breach of the undertakings to indemnify set out in clause 9 above.

     10.2 To secure the payment of the indemnity mentioned in clause 10.1 above, the parties will, on the date of payment of the Advance mentioned in clause 4.3.1 above, deposit with the Trustee a non-negotiable promissory note in blank that will be held in escrow for the benefit of the Purchaser for a period of three (3) years from the Closing Date
          (hereinafter: "THE TRUST PERIOD"). The Trustee may release such promissory note and deliver the same to the Purchaser for realisation in the event of the conditions for exercising the indemnity set out in clause 10.1 above arising. Upon the expiration of the Trust Period, the Trustee will redeliver the promissory note to the Shareholders.
          The spouses of the Shareholders will guarantee such promissory note.
          The release mechanism of the promissory note by the Trustee will be regulated by deed of trust to be attached as Appendix 10.2 to this
          Agreement. In addition, and without derogating from the generality of the foregoing, all the Company's shares that will be held from time to time by the Shareholders will be charged for the benefit of the
          Purchaser by fixed and registered first degree charge until the expiration of three (3) years from the Closing Date to the extent any claim by virtue of this Agreement will be made against the
          Shareholders within such period until the conclusion of the disposal of such claim.

11.  CONFIDENTIALITY AND NON-COMPETITION

     11.1 In this clause, the following terms shall bear the meanings set out opposite them:

          11.1.1 "CONFIDENTIAL INFORMATION" means any commercial and economic information relating to the Company's businesses including its business plans, the relationship between the Company's employees and themselves, including the Company's products, the method of their production, import portfolios, production or import costs, customer lists of the Company, the Company's suppliers, the
               Company's marketing targets, market surveys, researches, other information and advertising reports, assets, working methods, prices, calculations, agreements, memoranda, records, reports, summations, plans, computer systems, working agreements, letters and documents of the Company, whose exposure and disclosure to any person could harm and damage the Company, whether the same are kept on paper, diskette, computer memory, tape or on any other magnetic or other means on which information may be stored, with the exception of any information that has come into the public domain without the Shareholders having caused the
               publication thereof.

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     11.2 The Shareholders acknowledge and declare that the Confidential
          Information is the Company's exclusive property. All the files, records, and documents constituting part of the Confidential
          Information will remain the Company's exclusive property and not be removed from its offices. The Shareholders will make no use of the
          Confidential Information except as required within the scope of their position as directors of the Company.

     11.3 The Shareholders undertake that throughout the period that they will be shareholders of the Company and for one year thereafter, not to compete directly or indirectly with the Company personally or by means of any third party related thereto.

     11.5 The Purchaser declares and undertakes that as long as it will be the holder of more than 25% of the Company's shares it will refrain from acting and/or performing any activity in the field of cold salads that are sold by the Company otherwise than by means of the Company. The foregoing will not impose any restriction on the Purchaser's activity as of the date of the execution of this Agreement.

12.  EXPENSES AND TAXES

     12.1 Each party will bear any tax that applies to it, if at all, in respect of the transaction that it performs.

     12.2 Lawful VAT will be added to any sum payable under this Agreement and which is liable for VAT (against a VAT receipt) and will be paid to the party liable for the transfer thereof to the VAT authority shortly before the date on which it is to be transferred. Tax at source as required by law will be deducted from any sum that the Purchaser is bound to pay unless a certificate of an exemption from deduction of tax at source is presented.

     12.3 Each party will bear the legal and other costs that it will incur in connection with the preparation of this Agreement.

13.  APPLICABLE LAW AND DISPUTE SETTLEMENT

     13.1 The law applicable to this Agreement is the law of the State of
          Israel.

     13.2 All disputes that will arise between the parties regarding the interpretation, meaning, performance, existence or breach of this
          Agreement or the rights and obligations in whole or in part of the parties to this Agreement or of any of them in connection with any matter involved in or resulting from this Agreement will be disposed of solely by the competent court in Tel Aviv.

14.  MISCELLANEOUS

     14.1 The provisions of this Agreement override the terms and appendices in the event of any deviation whatsoever.

     14.2 This Agreement contains, encompasses, merges and expresses all the conditions agreed upon between the parties. All assurances, guarantees, written agreements, including the document of principle between the parties dated 2 November 2007, or made verbally, undertaking or representations regarding the subject matter of this
          Agreement that were given or made by the parties prior to the making of this Agreement and which have not been expressly stated herein do not add to any of the obligations and rights prescribed in this
          Agreement or resulting therefrom, or derogate from or deviate therefrom and the parties will not be bound by them as from the date of this Agreement.

                                       34

     14.3 No conduct on the part of any of the parties will be construed as a waiver of any of its rights hereunder or at law, or waiver or agreement on its part to any breach or non-performance of any condition, unless such waiver, agreement, extension, modification, cancellation or addition has been expressly made in writing.

     14.4 No modification, amendment or addition to this Agreement will be of any effect unless made in writing and signed by all the parties jointly.

     14.5 This Agreement is not intended to be a third party agreement and nothing contained herein will confer any rights whatsoever upon any party that is not a party thereto.

     14.6 The addresses of the parties hereto are as set out at the head of the
          Agreement or at such other address of the parties as will be notified in writing to the other party. Every notice sent by registered mail according to the address of any of the parties will be deemed to have reached the addressee within three (3) business days of dispatch, and if sent by fax, on the first business day following the date of the dispatch, and if served personally - at the time of service.

              IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS:

     (SIGNED)                                                 (SIGNED)
___________________                                      ___________________
SHAMIR SALADS LTD.                                G. WILIFOOD INTERNATIONAL LTD.
THROUGH JACOB GINSBERG AND AMIRAM GUY

     (SIGNED)                                                 (SIGNED)
___________________                                      ___________________
  JACOB GINSBERG                                             AMIRAM GUY

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